TERMINATION AGREEMENT

      THIS TERMINATION AGREEMENT, entered into as of this 15th day of August, 1996, by and between The Standish Care Company ("Standish" or "Company") and Michael J. Brenan ("Brenan").

      WHEREAS, Standish and Brenan are parties to that certain Employment Agreement dated as of July 1, 1995 (the "Employment Agreement"); and

      WHEREAS, Brenan has decided to leave Standish to pursue other opportunities, effective as of the date hereof; and

      WHEREAS, Brenan is to be retained as a consultant to Standish until the earlier to occur of (i) the "Effective Time" (as defined below) or November 15, 1996; and

      WHEREAS, Standish and Brenan desire to terminate the Employment Agreement as of the date hereof; and

      WHEREAS, Standish and Brenan desire to set forth in this Agreement their complete understanding between them as to all matters pertaining to Brenan's departure from Standish and to replace and supersede in its entirety the Employment Agreement.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties hereto and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the Company and Brenan as follows:

      1. Resignation. By signing this Agreement, Brenan hereby submits and confirms his resignation from employment with the Company, his position as President and Chief Operating Officer, and confirms his resignation as a member of the Board of Directors of the Company, all effective as of the date hereof.

      2. Consulting and Benefits Continuation. The Company hereby appoints and retains Brenan as a consultant to the Company, to perform such duties as the Company and Brenan shall from time to time reasonably agree upon. Brenan hereby accepts such appointment and agrees to faithfully perform such duties. The amount of services to be provided by the employee shall be reasonable in amounts, time and scope, taking into consideration the extent of the then existing obligations of and commitments of Brenan and his own business and other activities. Brenan may perform such duties at other than the Company's offices and is not required to report to work or be present at said offices on any particular schedule. Brenan's appointment shall commence as of August 16, 1996 and shall continue until the earlier to occur of (i) the "Effective Time" (as such term is defined in that certain Agreement and Plan of Merger by and among the Company, its subsidiary "Acquisition Corporations"


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named therein and each of the other constituent corporations thereunder
(collectively referred to therein as "CareMatrix"), dated as of July 3, 1996 (the "Merger Agreement") or (ii) November 15, 1996 (the "Consulting Term"). The Company shall pay, and Brenan shall accept, as full consideration for his availability and services as a consultant hereunder consulting fees (the "Consulting Fees") which Consulting Fees shall be payable in semi-monthly installments of $6,250 each on the fifteenth and thirtieth day of each month commencing as of August 16, 1996 and continuing until the end of the Consulting Term.

      3. Severance Payments. So long as Brenan complies with the terms and conditions of this Agreement, Brenan shall be entitled to receive on the last day of the Consulting Term a lump sum severance payment ("Severance Payment") in the amount of $150,000 less the gross amounts of the Consulting Fees paid to Brenan in accordance with Section 2 hereof.

      4. Withholding Taxes. The Company shall have the right to deduct or withhold from any payments made to Brenan hereunder, whether as Consulting Fees, the Severance Payment, or otherwise, all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, Social Security payments, income tax withholding and any other deduction or withholding required by law) now or hereafter in effect.

      5. Moving Allowance. The Company shall pay Brenan an allowance of up to $5,000 to reimburse Brenan for moving his personal effects back to Chicago, Illinois.

      6. Healthcare/COBRA Coverage. From and after the date hereof, until the earlier to occur of (i) Brenan accepting new employment providing healthcare coverages for Brenan and his immediate family or (ii) December 31, 1996, the Company will, at its expense, continue to provide Brenan with his existing healthcare coverages. From and after the termination of Brenan's healthcare coverages with the Company, Brenan will be entitled to continuation of such health benefits under COBRA unless Brenan shall have accepted new employment by the end of the applicable period of time for which such benefits are available under COBRA, in which event Brenan shall look to this new employer for healthcare benefits.

      7. Stock Options. Brenan currently has unexercised stock options for 45,000 shares of Standish Care's common stock, with an exercise price of $2.38 per share subject to vesting over a three (3) year period. Standish hereby waives its vesting rights with respect to such options as of the date hereof such that all of Brenan's stock options are hereby deemed fully vested. Standish will use its best efforts to register its 1991 Combination Stock


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Option Plan under the Securities Act of 1933, as amended, including the stock options held by Mr. Brenan within a commercially reasonable time following consummation of the Merger Agreement. Brenan acknowledges that his stock options will expire on November 15, 1996. Brenan further acknowledges that he has been advised that the Company is actively working on consummating the Merger Agreement which provides for the issuance of 50.0 million additional shares of common stock and that the current closing sale price of the common stock, as reported by NASDAQ could be affected. Brenan also acknowledges that he has had an opportunity to ask questions of the Company concerning that and other transactions contemplated by the Company and other matters which might have an impact on the value of the Company's common stock, and that all such questions have been answered to permit him to make an informed decision in respect of the surrender of these stock options.

      8. Credit Cards. The use of all telephone and other credit cards of the Company and right to be reimbursed for any auto expenses and any other fringe benefits available under the Employment Agreement shall terminate on August 15, 1996.

      9. Automobile. Brenan will continue to receive a reimbursement for his automobile, at the current rate, through August 15, 1996.

      10. Public Announcement. The Company and Brenan have agreed to not making a public announcement of Brenan's departure before August 15, 1996. Any such public announcement shall be substantially consistent with the following: "Mr. Michael J.
Brenan, the President and Chief Operating Officer and a director of The Standish Care Company, has decided to leave the Company to pursue other opportunities, effective as of August 15, 1996."

      11. Cooperation. During the period November 16, 1996 and ending December 31, 1996, Brenan shall cooperate reasonably with the Company in providing information and reasonable assistance in connection with any Company business matters he has been involved with provided such cooperation shall not involve considerable time or interfere with Brenan's future employment and the Company shall reimburse Brenan for any out-of-pocket costs incurred in connection therewith.

      12. No Disparaging Statements. Neither the Company nor Brenan will make any statements nor take any action to disparage the other (including any executive officer of the Company or member of the Board of Directors of the Company), at anytime whatsoever.



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      13.   Noncompetition.

      (a) For a period of one (1) year after the Effective Date (the "Non-Competition Period"), Brenan will not, without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization the business or activities of which are substantially similar to or directly competitive with any business or activity conducted by the Company, including without limitation the planning, development, management, operation, leasing and acquisition of, or providing consulting services pertaining to, independent living facilities, assisted living facilities, nursing homes and other health care facilities or a home health care program for the elderly, or small retirement living projects within a twenty (20) mile radius of (i) the Company's headquarters, (ii) any Company regional offices or any assisted-living facility or community operated or managed by the Company or planned to be operated or managed by the Company during the term of Brenan's employment by the Company and which is included on Exhibit A hereto, or (iii) any "CareMatrix Leased or Managed Properties," "CareMatrix Option Location" or any projects identified in the "CareMatrix Forecast" (as each such term is defined in the Merger Agreement) and which is included on Exhibit A hereto.

      (b) In addition, during the Non-Competition Period, Brenan will not (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in such attempt or hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company,
(iv) encourage any customer or supplier of the Company to terminate its relationship with the Company, (v) obtain, or assist in obtaining, for Brenan's own benefit (other than indirectly as an employee of the Company) any customer of the Company, (vi) encourage any customer or supplier not to enter into or renew a business relationship with the Company.

      (c) Brenan acknowledges and agrees that the foregoing territorial, time and other limitations are reasonable and properly required for the adequate protection of the business and affairs of the Company, and in the event that any of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Brenan agrees and submits to the reduction of such territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Section 13 is found to be unreasonable or otherwise invalid in whole or in part in any


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jurisdiction, Brenan agrees that such limitation shall be and remain valid in all other jurisdictions.

      (d) Brenan acknowledges, warrants and agrees that the restrictive covenants contained in this Section 13 are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

      (e) Nothing in paragraphs (a) - (d) of this Section 13 shall preclude Brenan from making passive investments in not more than 5% of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934 the business or activities of which are substantially similar to or directly competitive with the Company as proscribed under Section 13(a) above.

      14. Protection of Proprietary Information. During the course of his employment as an executive officer of the Company, and in his position as a director of the Company, Brenan has had or will have access to and will gain knowledge with respect to all of the activities and lines of business the Company will enter, including the planning, development, management and operation of independent living and assisted living activities, nursing homes and other health care facilities and a home health care program for elderly or infirm people and small retirement living projects, the Company's research and development techniques with respect to such facilities, homes, projects and programs, the preparation of market and demand and cost containment studies, project evaluation methods, facility development programs, management techniques related to all aspects of such facilities, homes, projects and programs and related businesses and other valuable and confidential information relating to the business and activities of the Company ("Confidential Information"). Brenan acknowledges that unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Company. The parties also agree that covenants by Brenan not to make unauthorized disclosures of the Confidential Information and not to use the Confidential Information after the termination of Brenan's employment with the Company in a business in competition with that of the Company are essential to the growth and stability of the business of the Company. Accordingly, Brenan agrees that, except as required by his duties under this Agreement, he shall not use or disclose to anyone at any time during or after the term of his employment by the Company or during his tenure as an officer or director of the Company any Confidential Information obtained by him in the course of his employment or such positions with the Company or during the Consulting Term.

      15. Remedies. In the event of any breach or threatened breach by Brenan of the provisions of Sections 12, 13 or 14 of this


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Agreement, the Company shall be entitled to an injunction restraining such breach in addition to, and not to the exclusion of, other remedies or relief. Brenan acknowledges that his employment by the Company, his position as an officer and director of the Company, and the terms of this Agreement imposes on him a duty to act prudently and for the benefit of the Company in all matters connected with or related to his employment and the offices he holds or has held in the Company during the term of his employment. Brenan agrees that in the event that he violates his duty of loyalty to the Company, in addition to any and all other remedies which the Company may have available to it, the Company will be entitled, at its election, to recover from Brenan (i) the value of anything belonging to the Company which Brenan uses in breach of such duty, or
(ii) any benefit which Brenan receives as a result of violating his duty or loyalty, or its proceeds, and the Company shall also be entitled to recover from Brenan the amount of damages thereby caused. In the event of breach in any material respect of any of the covenants under this Agreement, Brenan agrees that he shall thereby forfeit all rights granted to him under any stock option, profit participation, bonus or deferred compensation arrangement of the Company then existing in which he participates or has an interest or right, to the extent permitted by law. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to him or it for any other breach or threatened breach of this Agreement by the other party, including the recovery of damages from the other party.

      16. Certain Acknowledgments and Release by Brenan. This Agreement, together with the benefits, plans, and stock options referenced herein (collectively, the "Departure Documents") constitute the entire agreement between Brenan and Standish with respect to his employment and termination of such employment and with respect to all matters pertaining thereto. Brenan agrees that the consideration due and payable to him set forth above and in the Departure Documents, which is in lieu of, and exceeds, anything of value to which Brenan is or might otherwise be entitled, shall constitute a complete and final settlement of any and all causes of action or claims that Brenan has had, now has or may in the future have arising out of or connection with his employment with Standish, his position as a director or officer of Standish, his resignation as a director and officer of Standish, his departure from such employment and/or termination of such employment pursuant to the terms and conditions hereof or pursuant to any federal, state or local employment laws or otherwise, including, without limitation, Massachusetts General Laws, Chapter 151B, Massachusetts General Laws, Chapter 93, Sections 102-03, Massachusetts General Laws, Chapter 12, Section 1H and 11, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Age Discrimination and Employment Act of 1967, the Older Workers Benefits Protection Act and the Americans With Disabilities Act, all as now or


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hereafter amended. In consideration of the receipt of benefits due and payable to Brenan set forth above and in the Departure Documents, Brenan does hereby, except in respect of any rights, obligations or duties arising out of, or for enforcement of the provisions of, this Agreement and of the other Departure Documents (which rights, obligations, duties and provisions are expressly excluded), release, waive and discharge any and all causes of action or claims against the Company, its direct and indirect subsidiaries, and each of its or their past, present and future stockholders, directors, officers, managers, agents, employees, attorneys and affiliates, and all persons acting by, through, under or in concert with any of them (collectively, the "Company Releasees") Brenan and his heirs and personal representatives has had, now has or may in the future have arising out of or in connection with Brenan's employment with Standish, his position as a director or officer of Standish, his resignation as a director or officer of Standish, his departure from such employment and/or termination of such employment or in any way relating to the period at or prior to the date of this Agreement and, except in respect of such rights, obligations, duties and provisions of this Agreement and of the other Departure Documents (which are expressly excluded), Brenan hereby agrees that neither Brenan nor any of his heirs or personal representatives will ever assert in any form any such cause of action or claim.

      17. Release by Standish. In consideration of the foregoing release by Brenan, the Company does hereby, except in respect of any rights, obligations or duties arising out of, or for enforcement of the provisions of, this Agreement and of the other Departure Documents (which rights, obligations, duties and provisions are expressly excluded), release, waive and discharge any and all causes of action or claims against Brenan and his heirs or personal representatives of the Company or the Company Releasees has had, now has or may in the future have arising out of or in connection with Brenan's employment with Standish, his departure from such employment and/or termination of such employment or in any way relating to the period at or prior to the date of this Agreement and except in respect of any rights, obligations or duties arising out of, or for enforcement of, this Agreement and of the other Departure Documents (which rights, obligations, duties and provisions are expressly excluded) and the Company hereby agrees for itself and the Company Releasees that neither the Company nor any of the Company Releasees will ever assert in any form any such cause of action or claim. Notwithstanding the generality of the foregoing, the release set forth in this Section 17 shall not apply to any claim or cause of action the Company and/or any of the Company Releasees have had, now have or may in the future have in any way relating to any act Brenan may have committed as an officer, or director of the Company, constituting fraud, embezzlement or breach of fiduciary duty. The Company


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acknowledges for itself and the Company Releasees that at this time the Company has no actual knowledge of any such act.

      19. Additional Acknowledgment. Brenan acknowledges that he understands that the provisions of this Agreement, and his agreement to the terms and conditions hereof is knowing and voluntary and that he has been afforded a reasonable opportunity of at least twenty-one (21) days to consider its terms and conditions and to consult with or seek advice from any person of his choosing and that he has been advised by the Company to consult with an attorney prior to executing this Agreement. Brenan acknowledges that he has carefully read this Agreement in its entirety.


                                    THE STANDISH CARE COMPANY


                                    By: /s/  Michael J. Doyle
                                        -----------------------------------
                                        Michael J. Doyle, Chairman and
                                        Chief Executive Officer



SIGNED: On July ___, 1996

DATED:  As of August 15, 1996






      I have carefully read this Agreement and I am signing this Agreement by my own free choice.


                                    /s/ Michael J. Brenan
                                    ----------------------------------
                                    Michael J. Brenan


SIGNED:  August 5, 1996

DATED: As of August 15, 1996




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Exhibit A

      The following represents a full and complete listing of sites, each of which represents a center that Brenan agrees not to compete with, within a 20 mile radius of, during the period of August 16, 1996 to August 15, 1997.


 1) Lowry Place                         Tampa, Florida
 2) Bailey Village                      Gainesville, Florida
 3) Bailey Suites                       Gainesville, Florida
 4) Bonita Bay                          Bonita Bay, Florida
 5) Jenson Beach                        Jenson Beach, Florida
 6) Boynton Beach                       Boynton Beach, Florida
 7) Deerfield Beach                     Deerfield Beach, Florida
 8) Brazilian                           Palm Beach, Florida
 9) Homestead Manor                     Homestead, Florida
10) Franco Center                       Miami, Florida
11) Old Johnson/Ferry Rd                Atlanta, Georgia
12) ARI                                 Atlanta, Georgia
13) Macon                               Macon, Georgia
14) Warner Robbins                      Warner Robbins, Georgia
15) Cliff Valley Way                    Atlanta, Georgia
16) Dominion Village                    Chesapeake, Virginia
17) Dominion Village                    Poquoson, Virginia
18) Dominion Village                    Williamsburg, Virginia
19) Piedmont Village                    Newton, North Carolina
20) Piedmont Village                    Statesville, North Carolina
21) Piedmont Village                    Yadkinville, North Carolina
22) Pineville                           Charlotte, North Carolina
23) Durham                              Durham, North Carolina
24) Silver Spring                       Silver Spring, Maryland
25) Fox Ridge Manor                     Dover, Pennsylvania
26) Livingston                          Livingston, New Jersey
27) Pavilion                            Park Ridge, New Jersey
28) Princeton                           Princeton, New Jersey
29) Mayfair                             Glen Cove, New York
30) Cambridge House                     Ossining, New York
31) Roslyn                              Roslyn, New York
32) Laurelwood                          Ridgefield, Connecticut
33) Southington                         Southington, Connecticut
34) Avon                                Avon, Connecticut
35) Cheshire                            Cheshire, Connecticut
36) Darien                              Darien, Connecticut
37) Woodbridge                          Woodbridge, Connecticut
38) Westfield Ct.                       Stamford, Connecticut
39) Avery Manor                         Needham, Massachusetts
40) Avery Crossing                      Needham, Massachusetts

Exhibit A
Continued

41) Dedham                              Dedham, Massachusetts
42) West Bridgewater                    Plymouth, Massachusetts
43) Millbury                            Millbury, Massachusetts
44) Standish Village at Lower Mills     Dorchester, Massachusetts
45) Cadbury Commons                     Cambridge, Massachusetts
46) The Pines of Tewksbury              Tewksbury, Massachusetts
47) Cortland House                      Leominster, Massachusetts
48) Saco                                Saco, Maine
49) Sunny Knoll                         Franklin, New Hampshire
50) Houston                             Houston, Texas
51) Tempe                               Tempe, Arizona
52) Peoria                              Peoria, Arizona
53) Tucson                              Tucson, Arizona
54) Yuma                                Yuma, Arizona
55) Pikesville, MD                      Pikesville, Maryland